Exhibit 99.(a)(1)

CERTIFICATE OF TRUST

OF

KKR ALTERNATIVE CORPORATE OPPORTUNITIES FUND

This Certificate of Trust of KKR Alternative Corporate Opportunities Fund (the “Trust”) is duly executed and filed on behalf of the Trust by the undersigned, as initial sole trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1.             Name.  The name of the trust formed hereby is KKR Alternative Corporate Opportunities Fund.

2.             Registered Office; Registered Agent.  The business address of the Trust’s registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801.  The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3.             Investment Company.  Pursuant to Section 3807(b) of the Act, notice is hereby given that the Trust will become a registered investment company under the Investment Company Act of 1940, as amended.

4.             Effective Date.  This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF the undersigned, being the initial sole trustee of the Trust, has duly executed this Certificate of Trust as of July 16, 2012 in accordance with Section 3811(a)(1) of the Act.

/s/ William C. Sonneborn
William C. Sonneborn
Title: Trustee